Exhibit (n)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of WhiteHorse Finance, Inc. on Form N-2 of our report dated March 31, 2022 relating to the consolidated financial statements of WHF STRS Ohio Senior Loan Fund LLC, which report appears in the 2021 Annual Report on Form 10-K/A of WhiteHorse Finance, Inc. dated March 31, 2022.

/s/Crowe LLP

Crowe LLP

Costa Mesa, California
June 27, 2022